NEWS RELEASE

FOR IMMEDIATE RELEASE
May 7, 2009

Financial Contact:  Ronald B. Pigeon, Chief Financial Officer (805) 269-0012
Media Contact:  Kevin Moon, Marketing Director (805) 597-6197

Mission Community Bancorp Reports $204,000 Net Income in First Quarter

(San Luis Obispo, CA) – Mission Community Bancorp (OTCBB: MISS), parent of Mission Community Bank, today reported first quarter net income of $204,000, or $0.12 per share, compared to a net loss of $(106,000), or $(0.10) per share, for the same period last year.

The bank experienced strong asset growth during the 12 months.  Total loans, including loans held for sale, increased $23.2 million from a year earlier, to $154.3 million on March 31, 2009.  Total deposits grew to $161.1 million, up from $119.8 million over the same period.  Total assets were $226.1 million, up 31% from $172.5 million as of March 31, 2008.

Mission Community Bank opened a new full service branch office in Santa Maria at 1670 South Broadway in December, 2008.  The development of business customer relationships in anticipation of this new office contributed to the bank’s growth in deposits and loans.

Perceiving continued weakened local economic conditions, Mission Community Bank chose to add $200,000 to loan loss reserves during the first quarter, and the bank’s subsidiary, Mission Community Development Corporation, made an allowance of $100,000.  These funds were set aside as a precaution against the potential loss on loans that may not be repaid in full.

Contributing to the company’s first quarter net income was $478,000 of tax benefits, $351,000 of which was due to the bank’s ability under the American Recovery and Reinvestment Act of 2009 (ARRA) to carry back 2008’s net operating losses for five prior years.  Tax laws in effect as of December 31, 2008 permitted only a two-year carry back period.

Mission Community Bancorp received $5.1 million in new capital from the United States Department of the Treasury’s Capital Purchase Plan (CPP) in January, 2009, and is very well capitalized.  The ratio of Total Capital to Risk-Weighted Assets was 16.07% at the end of the first quarter, well above the 10% ratio for banks to be considered well capitalized.

“We were pleased to participate in the Treasury’s program to provide capital to healthy financial institutions such as Mission Community Bank,” stated Anita M. Robinson, Chief Executive Officer.  “With the CPP money, coupled with an additional $3.85 million in private placement capital received in December, 2008, the bank and holding company are in excellent position to support our continued growth in business banking and to promote community development and economic vitality in the communities we serve.”  During the first quarter, the bank funded over $15 million in new and renewed loans.

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581 Higuera Street ▪ San Luis Obispo, California 93401 ▪ 805-782-5000

May 7, 2009
Mission Community Bancorp Reports $204,000 Net Income in First Quarter

About Mission Community Bancorp
Mission Community Bancorp, a bank holding company, operates Mission Community Bank with offices in Arroyo Grande, San Luis Obispo, Santa Maria, Paso Robles, and a Business Banking Center in San Luis Obispo.  A Department of the Treasury Certified Community Development Financial Institution, the bank has received several awards for its success in meeting community needs in small business lending and development banking services and has earned an Outstanding rating for its Community Reinvestment Act (CRA) activities.  For more information, visit www.MissionCommunityBank.com.

Forward-Looking Statements Disclosure
This news release includes forward-looking information, which is subject to the "safe harbor" created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this press release the words "anticipate," "estimate," "expect," "project," "intend," "commit," "believe" and similar expressions, the Company intends to identify forward-looking statements.

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581 Higuera Street ▪ San Luis Obispo, California 93401 ▪ 805-782-5000